Filed pursuant to Rule 424(b)(3)

Registration No. 333-262147

PROSPECTUS SUPPLEMENT No. 29

(to Prospectus dated January 24, 2022)

PARKERVISION, INC.

1,578,946 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated January 24, 2022, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholder listed in the Prospectus of up to 1,578,946 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of an aggregate of 1,052,631 shares of Common Stock and 526,315 shares of Common Stock underlying warrants (“Warrants”) issued pursuant to a securities purchase agreement dated December 14, 2021.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholder. To the extent the Warrants are exercised for cash, we will receive up to an aggregate of $526,315 in gross proceeds.  We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes, including payment of litigation expenses.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 12, 2024.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July8, 2024

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01        Entry into a Material Definitive Agreement

On July 8, 2024, ParkerVision, Inc. (the "Company") amended three convertible promissory notes held by GEM, LP.  The three amended notes include a July 18, 2019 note with a face value of $500,000, an interest rate of 7.5% per annum, and an original maturity date of July 18, 2024 (the "2019 Note"), a January 8, 2020 note with a face value of $400,000, an interest rate of 8% per annum, and a maturity date of January 8, 2025 (the "2020 Note"), and a January 11, 2023 note with a face value of $500,000, an interest rate of 9% per annum, and a maturity date of January 11, 2028 (the "2023 Note"), collectively the "GEM Notes."

The amendment to the 2019 Note extended the maturity date to December 1, 2024.  The 2019 Note amendment provides for an automatic extension of the maturity date to July 18, 2025, provided that the holder does not revoke the extension option in writing at least ten (10) trading days prior to the December 1, 2024 maturity date.  Thereafter, the 2019 Note provides for up to ten (10) automatic one-year extensions of the then applicable maturity date, provided the holder does not revoke the option in writing at least ten (10) trading days prior to the then applicable maturity date.  The amendment to the 2019 Note provides for continued interest payments at the original stated interest rate during any automatic extension periods until maturity.

The amendments to the 2020 Note and the 2023 Note each provide for up to ten (10) one-year automatic extensions of the original maturity dates, at the original stated interest rates, provided the holder does not revoke the extension option in writing at least ten (10) trading days prior to the then applicable maturity date.  In addition, the amendment to the 2023 Note provides for a reduction in the conversion price from $0.16 to $0.11.

Each of the amendments to the GEM Notes provide the holder the option to increase the Maximum Ownership Percentage, as defined in the GEM Notes, up to 19.99%; provided that such increase shall not take place until 61 days following the date the holder makes such request.

In addition, on July 9, 2024, the Company executed an amendment to a convertible promissory note dated July 15, 2024 held by an accredited investor.  The note has a face value of $50,000 and an original maturity date of July 15, 2024.  The amendment provides for an extension of the maturity date to January 15, 2026 and a continuation of quarterly interest payments at a rate of 8% per annum.  All other terms of the note, including the $0.10 conversion price, remain unchanged

The foregoing summary of the amendments are qualified in their entirety by reference to the full text thereof, which are attached as Exhibits 10.1 through 10.3 hereto, respectively, and are incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated under this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Amended and Restated Convertible Note dated July 18, 2019 between Registrant and GEM
10.2	Amended and Restated Convertible Note dated January 8, 2020 between Registrant and GEM
10.3	Amended and Restated Convertible Note dated January 13, 2023 between Registrant and GEM
10.4	Amendment to July 15, 2019 Convertible Note between Registrant and Lloyd Moriber

104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2024
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer